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                                  Exhibit 10.16

                              EMPLOYMENT AGREEMENT


       AGREEMENT, dated as of June 6, 2000, between INTERFACE ELECTRONICS CORP., a Massachusetts corporation ("Employer"), and JOSEPH F. OLIVERI ("Executive").


                                   RECITALS:

       WHEREAS, pursuant to a Stock Purchase Agreement, dated as of May 4, 2000, as amended (the "Purchase Agreement"), among Jaco Electronics, Inc., a New York corporation (the "Purchaser"), and all of the stockholders of the Employer, including Executive (collectively, the "Sellers"), the Purchaser has purchased 100% of the capital stock of Employer from the Sellers; and

       WHEREAS, Executive possesses valuable experience, skills and know-how with respect to various aspects of Employer's business and Employer desires to employ Executive on the terms and conditions hereinafter set forth and Executive is willing to accept such employment on such terms and conditions, and Executive has agreed to refrain from competing with Employer as hereinafter provided; and

       WHEREAS, as an inducement to Purchaser purchasing Employer's capital stock, Executive has agreed to enter into this Agreement.

       NOW, THEREFORE, Employer and Executive hereby agree as follows:

       1.     Employment.

              1.1 General. Employer hereby employs Executive in the capacity of President of Employer. Executive hereby accepts such employment, upon the terms and subject to the conditions herein contained.


              1.2 Duties. During Executive's employment with Employer, Executive will report directly to the Chairman of Employer, and will be responsible for performing those duties consistent with the duties heretofore performed by Executive for Employer and consistent with the position of President and performing such other duties as may from time to time be assigned to or requested of Executive by Employer's Chairman and/or Board of Directors (the "Board") and/or the Purchaser's Chairman and/or Board of Directors, consistent with the foregoing, with primary responsibility for managing all aspects of the Employer's CM Division (as such term is defined in the Purchase Agreement). Executive shall use reasonable efforts to perform faithfully and effectively such responsibilities. Executive shall conduct all of Executive's activities in a manner

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so as to maintain and promote the business and reputation of the Employer.
Executive shall serve on the Board and will, if elected by the stockholders of Purchaser, serve on the Board of Directors of Purchaser and as Vice Chairman of the Board of Directors of Purchaser if so elected by such Board, for no additional consideration. Executive, during employment with Employer, will devote such of Executive's business time, attention and skills to the business and affairs of Employer as is required to manage the CM Division and otherwise perform his duties and responsibilities hereunder.

              1.3 Location of Employment. Executive's place of employment during employment with Employer shall be in the Boston, Massachusetts metropolitan area.

       2.     Compensation and Benefits.

              2.1 Salary. Employer will pay to Executive, and Executive will accept, as full compensation for any and all services rendered and to be rendered by him to Employer in all capacities during employment with Employer,
(i) a base salary at the annual rate of $300,000 ("Base Salary"), payable in accordance with the regular payroll practices of Employer, and (ii) an amount equal to 2% of Employer's Gross Profit (as defined in the Purchase Agreement) during each twelve (12) month period beginning June 1, 2000, June 1, 2001 and June 1, 2002, which amount (the "Bonus") shall be payable within 15 days following the end of each three (3) month period included in such three (3) year term.

              2.2    Executive Benefits.

                     2.2.1 Expenses. Employer will reimburse Executive for expenses reasonably incurred by Executive in connection with the performance of Executive's duties (including business travel and entertainment expenses), all in accordance with Employer's policies with respect thereto. Employer shall provide Executive with such credit cards as it provides to other senior executives.

                     2.2.2 Employer Plans. Executive will be entitled to participate in such employee benefit plans and programs as Employer may from time to time offer or provide to employees of Employer, including, but not limited to, participation in life insurance, health and accident and medical plans and programs and 401(k) programs.

       3.     Termination of Employment.

              3.1 Employment Period. For purposes of this Agreement, Executive's employment by Employer commenced on the date hereof, and will continue until May 30, 2003 (the "Initial Term"). After the Initial Term, Executive's employment by Employer will continue for successive one-year periods; provided, however, that either party may elect not to so extend this Agreement by written notice to such effect delivered to the other party at least 90 days prior to the expiration of the then term (the Initial Term and the then current term, the "Employment Period").


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              3.2    Events of Termination. Executive's employment with Employer will terminate upon the occurrence of any one or more of the following events:

                     3.2.1 Death. In the event of the Executive's death, Executive's employment will terminate on the date of death.

                     3.2.2 Disability. In the event of Executive's Disability (as hereinafter defined), Employer will have the option to terminate Executive's employment by giving a Notice of Termination to Executive. The Notice of Termination shall specify the date of termination, which date shall not be earlier than 30 days after the Notice of Termination is given. For purposes of this Agreement, "Disability" means the inability of Executive to substantially perform Executive's duties hereunder for 90 days out of 180 consecutive days as a result of a physical or mental illness, all as determined in good faith by the Board.

                     3.2.3 Termination by Employer for Cause. Employer may, at its option, terminate Executive's employment for "Cause" based on objective factors determined in good faith by a majority of the Board by giving a Notice of Termination to Executive specifying the reasons for termination, and if Executive shall fail to cure same within 15 days of receiving the Notice of Termination Executive's Employment shall terminate at the end of such 15 day period; provided, that in the event the Board in good faith determines that the underlying reasons giving rise to such determination cannot be cured, then said cure period shall not apply and Executive's employment shall terminate on the date of Executive's receipt of the Notice of Termination. "Cause" shall mean (i) Executive's conviction of, guilty plea to, or confession of guilt of, a felony,
(ii) dishonest or illegal conduct or misconduct or malfeasance by Executive in the performance of services for or on behalf of the Employer, or other conduct detrimental to the business, operations or reputation of the Employer, regardless of whether such conduct is within the scope of Executive's duties,
(iii) failure by Executive to perform Executive's duties, as reasonably assigned to him by the Chairman or the Board from time to time, (iv) violation by Executive of the covenants set forth in this Agreement, (v) the filing by or against Executive of any bankruptcy, insolvency or reorganization proceeding, and (vi) except as may be permitted herein, disclosure of Confidential Material (as defined in Section 4.2 hereof) without the prior written consent of Employer.

                     3.2.4 Without Cause By Employer. Employer may, at its option, terminate Executive's employment for any reason whatsoever (other than for the reasons set forth above in this Section 3.2) by giving a Notice of Termination to Executive, and Executive's employment shall terminate on the later of the date the Notice of Termination is given or the date set forth in such Notice of Termination.

                     3.2.5 Employer's Material Breach. Executive may, at Executive's option, terminate the Executive's employment upon Employer's material breach of this Agreement by giving Employer written notice of such breach (which notice will identify the manner in which Employer has materially breached this Agreement) and if such breach is not cured within 15 days of Employer receiving such written notice, the Executive's employment shall terminate at the end


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of such 15 day period. Employer's "Material Breach" of this Agreement shall mean
(i) the failure of Employer to pay Base Salary or Bonus hereunder in accordance with the terms of this Agreement, which failure is not cured within 10 days following notice thereof, or (ii) the assignment to Executive without Executive's consent of duties substantially inconsistent with Executive's duties as set forth in Section 1.2 hereof.

              3.3 Certain Obligations of Employer Following Termination of the Executive's Employment. Following the termination of the Executive's employment under the circumstances described below, Employer will pay to Executive in accordance with its regular payroll practices the following compensation and provide the following benefits in full satisfaction and final settlement of any and all claims and demands that Executive now has or hereafter may have hereunder against Employer:

                     3.3.1 Death; Disability. In the event that the Executive's employment is terminated by reason of Executive's death or for Disability, Executive or Executive's estate, as the case may be, shall be entitled to the following payments:

                     (i) Base Salary through the date of death or, in the event of Disability, the date of termination as specified in the Notice of Termination;

                     (ii) A pro-rated portion of the Bonus, if any, earned on or prior to the date of death or, in the event of Disability, the date of termination as specified in the Notice of Termination but not yet paid to Executive; and

                     (iii) Employer shall pay to Executive or Executive's estate, as the case may be, the amounts and shall provide all benefits generally available under the employee benefit plans, and the policies and practices of Employer, determined in accordance with the applicable terms and provisions of such plans, policies and practices, in each case as accrued to the date of termination as specified in the Notice of Termination in the event of Disability or otherwise payable as a consequence of Executive's death or Disability.

                     3.3.2 Termination by Employer for Cause. In the event the Executive's employment is terminated by Employer pursuant to Section 3.2.3 hereof, Executive shall be entitled to no further compensation or other benefits under this Agreement except as to that portion of any unpaid Base Salary or Bonus earned on or prior to the date of termination but not yet paid to Executive.

                     3.3.3 Without Cause by Employer; Material Breach by Employer. In the event that the Executive's employment is terminated by Employer pursuant to Section 3.2.4 or by Executive pursuant to Section 3.2.5, Executive shall be entitled to the following payments:

                     (i) Base Salary earned but not paid through the date the Executive's employment is terminated;


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                     (ii) A pro-rated portion of the Bonus, if any, earned on or prior to such termination date but not yet paid to Executive; and

                     (iii) continuing payments of Base Salary and of Bonus until the expiration of the Employment Period, and for this purpose, the Bonus shall be calculated based on the higher of (a) the actual Gross Profit during the remainder of the Term, or (b) the Gross Profit during the 12 months immediately preceding the date of termination.

              3.4 Nature of Payments. All amounts to be paid by Employer to Executive pursuant to this Section 3 are considered by the parties to be severance payments. In the event such payments are treated as damages, it is expressly acknowledged by the parties that damages to Executive for termination of employment would be difficult to ascertain and the above amounts are reasonable estimates thereof. Upon termination of Executive's employment with Employer pursuant to this Section 3, Executive will be released from any duties hereunder (except as set forth in Sections 4, 5.11. and 5.12 hereof) and the only obligations of Employer to Executive will be as set forth in Section 3.3 hereof.

              3.5    Change of Control.

                     3.5.1 Event. In the event a Change of Control (as defined in the Purchase Agreement) shall occur at any time during the Initial Term, there shall be paid to Executive, in lieu of any other amounts payable hereunder, an amount equal to (i) three (3) times Executive's Base Salary and Bonus earned during the 12 months immediately preceding the date of the Change of Control, if such Change of Control occurs on or prior to May 30, 2001, or
(ii) two (2) times Executive's Base Salary and Bonus earned during the 12 months immediately preceding the date of the Change of Control if such Change of Control occurs on or after June 1, 2001 and on or prior to May 30, 2002, or
(iii) an amount equal to Executive's Base Salary and Bonus earned during the 12 months immediately preceding the date of such Change of Control if such Change of Control occurs on or after June 1, 2002 and on or prior to May 30, 2003.

              4.     Non-Competition; Non-Disclosure; Non-Solicitation.

                     4.1 Non-Competition. For the duration of the Initial Term, for so long as Executive remains employed by Employer subsequent to the Initial Term, and for a period of two years after the termination of Executive's employment or the expiration of this Agreement (the "Termination Date"), Executive shall not individually or jointly with others, directly or indirectly, own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor or otherwise, any business entity that is engaged or otherwise involved in any business which is the same as or similar to the business of Employer or Purchaser as currently conducted, whether through ownership, leasing or other operations, within the United States and Canada; provided, however, nothing contained herein shall be deemed to prohibit (i) Executive from holding securities of an issuer if the securities of such issuer are listed for trading on a national securities exchange or are traded in the over-the-counter


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market and Executive's holdings therein represent less than 5% of the total number of shares or principal amount of the securities of such issuer outstanding or (ii) from engaging in any activities involving the design, development, production and distribution of software.

              4.2 Nondisclosure of Confidential Material. In the course of operation of the business of Employer, Executive has received, and will continue to receive information that gives Employer an advantage over its competitors, and which is confidential and proprietary, relating to names and preferences of customers, the costs and profits of particular lines, products and markets, technological data, computer programs, know-how, potential acquisitions, sources of financing, corporate operating and financing strategies, expansion plans and similar related information (together, the "Confidential Material"). At no time shall Executive individually or jointly with others, publish, disclose, use, or authorize anyone else to publish, disclose or use any Confidential Material. Executive acknowledges that any disclosure of the Confidential Material would cause material and irreparable harm to Employer. Confidential Material does not include information which (i) becomes generally available to the public other than as a result of a disclosure by Executive or Executive's affiliates, or (ii) becomes available to Executive on a non-confidential basis from a source who has the right to provide such information.

              4.3 Non-Solicitation; Non-Compete. At no time prior to the Termination Date shall Executive, for Executive or on behalf of any other person, firm, corporation or other entity, directly or indirectly, through an agent or otherwise, (i) contact any present employee, or person who was an employee within the year prior to such contact, of the Purchaser or Employer for the purpose of hiring, diverting or otherwise soliciting such employee; or (ii) contact any present or former customer, client or business partner of the Purchaser or Employer for the purpose of soliciting, diverting or taking away any customer, client or business partner from Employer.

              4.4 Injunctive Relief. Executive acknowledges and agrees that Employer would be irreparably harmed by Executive's violation of this Section 4 and that Employer's remedy at law for any breach of any of Executive's obligations under this Section 4 would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in a proceeding which may be brought to enforce any provision of this Section 4 without the necessity of proof of actual damage.

              4.5 Reasonable Restrictions. Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Employer under this Section 4, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to Employer, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are fully required to protect the legitimate interests of Employer and do not confer a benefit upon Employer disproportionate to the detriment to Executive, taking into account the amount payable directly or indirectly to Executive pursuant to the Purchase Agreement and the transactions described therein. If, however, the provisions of this Section 4 are found by a court of competent jurisdiction to contain unreasonable or unnecessary limitations as to time, geographic area


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or scope of activity, then such court is hereby directed to reform such provisions to the minimum extent necessary to cause the limitations contained therein as to time, geographical area and scope activity to be reasonable and enforceable.

              4.6    Limitation. If this Agreement is terminated pursuant to
Section 3.2.4 or 3.2.5 then Sections 4.1 and 4.3(ii) shall not apply following the expiration of the Employment Period.

       5.     Miscellaneous Provisions.

              5.1 Severability. If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

              5.2 Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.


              5.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given when delivered by hand, or when delivered if mailed by registered or certified mail or private courier service, postage prepaid, return receipt requested or via facsimile (with confirmation of receipt) as follows:


              If to Employer, to:
                     Jaco Electronics, Inc.
                     P.O. Box 18055
                     145 Oser Avenue
                     Hauppauge, New York 11788
                     Attention: President
                     Telecopier No.:  (516) 273-3621



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              Copy to:
                     Morrison Cohen Singer & Weinstein, LLP
                     750 Lexington Avenue
                     New York, New York  10022
                     Attention: Stephen I. Budow, Esq.
                     Telecopier No.:  (212) 735-8708

              If to Executive, to:
                     Joseph F. Oliveri
                     13 Steel Road
                     Hopedale, Massachusetts 01747
                     Telecopier No.:  (508) 473-9956

              Copy to:
                     Posternak, Blankstein & Lund, L.L.P.
                     100 Charles River Plaza
                     Boston,  MA 02114
                     Attention: Noel G. Posternak, P.C.
                     Telecopier No.:  (617) 367-2315

or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

              5.4 Amendment. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by Employer and Executive.

              5.5 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof.

              5.6 Applicable Law. This Agreement shall be governed by, construed in accordance with, and enforced under, the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely therein.

              5.7 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

              5.8 Binding Effect; Successors and Assigns. Executive may not delegate Executive's duties or assign Executive's rights hereunder. This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.


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              5.9    Waiver, etc. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

              5.10 Capacity, etc. Each of Executive and Employer hereby represents and warrants to the other that: (a) such party has full power, authority and capacity to execute and deliver this Agreement, and to perform its obligations hereunder; (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which such party is a party or is otherwise bound; and (c) this Agreement is such party's valid and binding obligation in accordance with its terms.

              5.11 Enforcement. If any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be awarded reasonable attorneys' fees at all trial and appellate levels, and the expenses and costs incurred by such prevailing party in connection therewith.

              5.12 Continuing Effect. Where the context of this Agreement requires, the respective rights and obligations of the parties shall survive any termination or expiration of the term of this Agreement.

                 [Remainder of page intentionally left blank.]

       IN WITNESS WHEREOF, this Employment and Non-Competition Agreement has been executed and delivered by the parties hereto as of the date first above written.

                                               INTERFACE ELECTRONICS CORP.


                                               By:/s/ Joel Girsky
                                                  ---------------
                                               Name: Joel Girsky
                                               Title: President



                                               /s/ Joseph F. Oliveri
                                               ---------------------
                                               JOSEPH F. OLIVERI



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